                                                                  Exhibit: 10.5D
                                  OFFICE LEASE

                                       for

                               1609 FOURTH STREET

                              BERKELEY, CALIFORNIA

                                 by and between

                          CEDAR/FOURTH STREET PARTNERS

                                       and

                                 DAMERT COMPANY

                             BASIC LEASE INFORMATION
                             WAREHOUSE/OFFICE LEASE
                                 DaMert Company

Lease Date:                                       July 27, 1995

Landlord:                                         Cedar/Fourth Street Partners,
                                                  a California limited partnership

Landlord's Address:                               5800 Shellmound Street
                                                  Suite 210
                                                  Emeryville, California 94608

Tenant:                                           DaMert Company, a California subchapter
                                                  S corporation

Premises:                                         Suite 1
                                                  1609 Fourth Street
                                                  Berkeley, CA 94710

Rentable Area of the Premises:                    32,000 square feet measured in
                                                  accordance with the standard set
                                                  forth in Section 1.3

Permitted Uses:                                   Warehouse and distribution, office
                                                  and other related uses necessary to
                                                  conduct its business.

Term:                                             Six (6) years, plus one Six (6)
                                                  year option

Scheduled Term
Commencement Date:                                December 1, 1995 [See Section 3.1]

Monthly Base Rent:                                ($0.69/rentable square foot) $22,080.00
                                                  as more particularly set forth in Section
                                                  4.1,

Security Deposit:                                 $22,080.00

Rent Escalations:                                 None during Initial Term

Option to Renew:                                  One (1) six (6) year option (See
                                                  Section 3.5)

Broker:                                           CB Commercial Real Estate and Grubb
                                                  and Ellis Commercial Real Estate Services
Broker's Fee or
Commission,
paid by:                                          Landlord

         The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the terms above shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the Lease shall control.

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
1.   PREMISES                                                                    1
        1.1      Premises                                                        1
        1.2      Exhibits                                                        2
        1.3      Rentable Area                                                   2
        1.4      Verification of Rentable Area                                   2
        1.5      Warehouse/Distribution Space and
                   Office Space                                                  3

2.   IMPROVEMENTS                                                                3
        2.1      Plans                                                           3
        2.2      Construction                                                    3

3.   TERM                                                                        4
        3.1      Commencement of Term                                            4
        3.2      Lease Commencement Memorandum                                   4
        3.3      Early Entry                                                     5
        3.4      Delivery of Possession                                          5
        3.5      Option to Extend                                                5
        3.6      Penalty for Late Delivery                                       6
4.   RENT                                                                        6
        4.1      Rent                                                            6
        4.2      Security Deposit                                                6
        4.3      Late Charge                                                     7
        4.4      Lease Year                                                      7
        4.5      Additional Rent                                                 7
        4.6      Adjustments                                                     7
        4.7      Option Period                                                   8

5.   INSURANCE AND INDEMNITY                                                     10
        5.1      Tenant's Liability Insurance                                    10
        5.2      Form of Policies                                                12
        5.3      Insurance of Personalty                                         13
        5.4      Landlord to Insure Building                                     13
        S.S      Waiver of Liability                                             14
        5.6      Indemnity                                                       14
        5.7      Landlord's Disclaimer                                           16

6.   OPERATING EXPENSES                                                          17
        6.1      Operating Expenses                                              17
        6.2      Impositions                                                     24
        6.3      Utility Services                                                26

7.   MAINTENANCE, REPAIRS AND ALTERATIONS                                        27
        7.1      (a)Landlord's Responsibility                                    27
        7.2      Tenant's Responsibility                                         29
        7.3      Condition Upon Surrender                                        30
        7.4      Improvements by Tenant                                          30
        7.5      Sanitary Condition                                              31

8.   FIXTURES AND PERSONAL PROPERTY                                              31
        8.1      Fixtures and Personal Property                                  3l

9.   USE AND COMPLIANCE WITH LAWS                                                31

        9.1      General Use and Compliance with Laws                            31
        9.2      Signs                                                           32
        9.3      Parking and Parking Access                                      32
        9.4      Floor Load                                                      33
        9.5      Pickup and Deliveries                                           33
        9.6      Hazardous Materials                                             33

10.  DAMAGE AND DESTRUCTION                                                      35
        10.1     Reconstruction                                                  35
        10.2     Rent Abatement                                                  35
        10.3     Excessive Damage or Destruction                                 36
        10.4     Uninsured Casualty                                              36
        10.5     Waiver                                                          37

11.  EMINENT DOMAIN                                                              37
        11.1     Automatic Termination                                           37
        11.2     Rent Abatement                                                  37
        11.3     Condemnation Award                                              38
        11.4     Sale Under Threat of Condemnation                               38

12.  DEFAULTS; REMEDIES                                                          38
        12.1     Defaults                                                        38
        12.2     Remedies                                                        39
        12.3     Default by Landlord                                             41

13.  ASSIGNMENT AND SUBLETTING                                                   42
        13.1     Assignment and subletting: Prohibition                          42
        13.2     Bonus Rental                                                    43
        13.3     Scope                                                           43
        13.4     Waiver                                                          43
        13.5     Release                                                         44

14.  0FFSET STATEMENT, ATTORNMENT AND SUBORDINATION                              44
        14.1     Offset Statement                                                44
        14.2     Attornment                                                      45
        14.3     Subordination & Non-Disturbance                                 45

15.  NOTICES                                                                     46
        15.1     Notices                                                         46

16.  SUCCESSORS BOUND                                                            47
        16.1     Successors Bound                                                47

17.  INTENTIONALLY OMITTED                                                       47

18.  MISCELLANEOUS                                                               47
        18.1     Waiver                                                          47
        18.2     Easements                                                       48
        18.3     Interest                                                        48
        18.4     No Light, Air or View Easement                                  48
        18.5     Partnership and Corporate Authority                             48
        18.6     Accord and Satisfaction                                         48
        18.7     Limitation of Landlord's Liability                              49
        18.8     Lease Guaranty                                                  49
        18.9     Time                                                            49
        18.10    Attorneys' Fees                                                 49
        18.11    Captions and Article Numbers                                    50
        18.12    Severability                                                    50
        18.13    Applicable Law                                                  50
        18.14    Submission of Lease                                             50
        18.15    Holding Over                                                    50
        18.16    Surrender                                                       50
        18.17    Rules and Regulations                                           51
        18.18    No Nuisance                                                     51
        18.19    Broker                                                          51

        18.20    Landlord's Right to Perform                                     52
        18.21    Mortgage Protection                                             52
        18.22    Abatement of Rent                                               52
        18.23    Location of Outdoor Equipment                                   54
        18.24    Modification for Lender                                         54
        18.25    Recording                                                       55
        18.26    Entire Agreement                                                55
        18.27    Roof Penetration                                                55
        18.28    Landlord's Representations                                      55

19.  ADDITIONAL PROVISIONS                                                       55
        19.1     Arbitration                                                     55
        19.2     Premises Security                                               58
        19.3     When Payment Is Due                                             58
        19.4     Limited Guarantees                                              58
        19.5     Right of First Refusal                                          58

                             WAREHOUSE OFFICE LEASE

         THIS LEASE ("Lease"), dated as of this 27th day of July, 1995, by and between Cedar/Fourth Street Partners, a California partnership ("Landlord") and DaMert Company, Inc., a California subchapter S corporation ("Tenant") for space in a portion that building commonly known as 1609 Fourth Street (the
"Building") located in the City of Berkeley, County of Alameda, State of California, shall be upon the terms and conditions contained hereinafter. The legal description of the land upon which the Building and parking facilities located (the "Lot") is attached hereto as Exhibit A.

1.       PREMISES

         1.1 Premises. Landlord leases to Tenant, subject to the provisions of this Lease, Thirty Two Thousand (32,000) rentable square feet ("RSF") of warehouse, distribution and office space, consisting of the Warehouse/Distribution and Office Space as described in Section 1.6 below, whose address is 1609 Fourth Street, Suite 1 in the Building, the usable space of which is shown on the Building Floor Plan, attached hereto as Exhibit "B" ("Premises") and made a part hereof. In addition the Premises shall include exclusive use of three of the existing loading docks with mechanical load levelers on the west side of the Building and exclusive use of the loading ramp as shown on Exhibit B, provided, Landlord shall have the right to utilize the ramp for handicapped aces in order to satisfy ADA requirements so long as modification and use do not impede Tenant's ability to use the ramp for its purposes. Landlord shall build out the Tenant Improvements, as defined in the Work Letter Agreement, in the Premises according to the Preliminary Plan attached hereto as Exhibit "C" and made a part hereof and pursuant to the Work Letter Agreement attached hereto as Exhibit "D" and made a part hereof. Landlord, at Landlord's expense, will build out the Landlord's Improvements, as defined in the Work Letter Agreement, pursuant to Paragraph 8 of the Work Letter Agreement. Tenant acknowledges that the only warranties and representations Landlord has made in connection with the physical condition of the Premises or Tenant's use of the same upon which Tenant has relied directly or indirectly for any purpose are those expressly provided in this Lease and the Exhibits referenced and incorporated into this Lease.

         1.2 Exhibits. The following Exhibits are attached to this Lease after the signatures and by reference thereto are incorporated herein:

                    Exhibit "A" - Property Legal Description
                    Exhibit "B" - Building Floor Plan & Premises
                    Exhibit "C" - Preliminary Plans
                    Exhibit "D" - Work Letter Agreement
                    Exhibit "E" - Rules and Regulations

         1.3 Rentable Area. As used in this Lease, the usable area of space and rentable area of space shall be determined by measuring to the exterior surface of exterior walls, and to the middle of demising walls between the Premises and other Tenants. No deductions shall be made for columns or electrical panels or sprinkler risers. The total rentable area of floor space in the Premises shall be Thirty Two Thousand (32,000) square feet upon completion of the Final Plans, as described in the Work Letter Agreement, subject to adjustment as set forth below.

         1.4 Verification of Rentable Area. After completion of construction of the Premises and the Premises are Ready for Occupancy (as defined in the Work Letter Agreement), Landlord's space planner shall certify by letter to Tenant the actual usable and rentable square footage of the Premises. Tenant shall have thirty (30) days from receipt of the space planner's certification letter to review the square footage calculations and to remeasure the Premises and the Building. If Tenant disagrees with her final square footage, Landlord's and Tenant's space planner shall meet to resolve the difference. In the event that subsequent remeasurement of the Premises or the Building by Tenant, within the time period specified above, indicates that the square footage measurement prepared by Landlord produces a square footage number in excess of or lower than the square footage number which would have resulted had the method described above been properly utilized, any payments due to Landlord from Tenant based upon the amount of square feet contained in the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of square feet, as properly remeasured. If Landlord disagrees with Tenant's remeasurement and if a dispute occurs regarding the final accuracy of such measurements, such dispute will be resolved pursuant to binding arbitration pursuant to Section 19.4. The final rentable square footage shall be included in the Lease Commencement Memorandum executed by the parties.

         1.5 Warehouse/Distribution Space and Office Space. The Premises will be built out for occupancy and use as warehouse/distribution space and office space. The warehouse/distribution space [the "Warehouse/Distribution Space"] will consist of 23,360 RSF, and the office space will consist of 8,640 RSF [the "Office Space], and, both as set forth on Exhibit E.

2.       IMPROVEMENTS

         2.1. Plans.

                           (a) Preliminary Plans. Landlord and Tenant have approved the preliminary plans and outline specifications ("Preliminary Plans") identified in Exhibit "C", for the construction of the Premises ("Tenant Improvements").

                           (b) Final Plans. Landlord shall have final plans and specifications ("Final Plans") prepared by Malinda Malin, Consolidated Interiors, which Final Plans shall be in conformity with the Preliminary Plans. "Plans" shall hereinafter mean Preliminary Plans and then, when prepared and approved by Landlord and Tenant, Final Plans. Preparation and approval of the Preliminary Plans and Final Plans and any changes requested by Tenant thereto shall be made only in accordance with the Work Letter attached hereto as Exhibit "D".

         2.2 Construction. Landlord shall construct the Premises in accordance with the Final Plans. Landlord covenants that at the time the Premises are Ready for Occupancy, the Premises shall be in full compliance with the American Disabilities Act, and Landlord further covenants to remedy any deficiency which exists on the date the Premises are ready for occupancy. Landlord shall determine Tenant's share of the cost of constructing the Tenant Improvements, if any, based on the parties' obligations as specified in the Work Letter. Landlord shall make the Premises

Ready for Occupancy, as defined in the Work Letter, not later than December 1, 1995, ("Scheduled Term Commencement Date"); provided, however (but subject to the provisions of Section 3.4) that the Scheduled Term Commencement Date shall be extended for a period equal to the period of any delays encountered by Landlord affecting said work of construction because of fire, earthquake, inclement weather, acts of God, acts of the public enemy, riot, insurrection, City of Berkeley delays in issuing permits or approvals, or performing inspections, governmental regulation of the sales of materials or supplies or the transportation thereof, strikes or boycotts, shortages of material or labor, changes in the Plans pursuant to the Work Letter, or any causes beyond the control of Landlord. Notwithstanding the foregoing, the Commencement Date and Tenant's obligation to pay Monthly Rent shall be determined in accordance with the provisions of Section 3.1.

3.       TERM

         3.1 Commencement of Term. The Term shall be for a period equal to six
(6) years, commencing upon the earliest of the following dates:

                           (a) The day following the date Landlord delivers to Tenant a factually correct written notice stating that the Premises are Ready for Occupancy (as defined in Exhibit "D").

                           (b) The day following the date Landlord delivers to Tenant a factually correct written notice stating the date the Premises would have been ready for Occupancy had there been no Tenant Delay (as defined in Exhibit "D"); and

                           (c) The date upon which Tenant actually commences to do business in the Premises with Landlord's written consent.

         3.2 Lease Commencement Memorandum. Upon determination of the Commencement Date of the Lease Term, Landlord and Tenant shall execute a Lease Commencement Memorandum which acknowledges said Lease Commencement Date, the final square footage of the Premises measured in accordance with the method set forth in Section 1.3, and the effective rental rate for the Premises.

         3.3 Early Entry. If Tenant is permitted to occupy the Premises prior to the Commencement Date pursuant to Paragraph 16 of Exhibit "D", such early entry shall be at Tenant's sole risk and subject to all the terms and provisions hereof, except for the payment of Monthly Rent which shall commence as set forth in Section 4.1 and the payment of Tenant's share of expenses and charges which shall be determined pursuant to the provisions of Section 6.3. Landlord shall use its good faith efforts to provide Tenant with an advance notice of the date the Premises shall be Ready for Occupancy so that Tenant can schedule its move-in into the Premises, which advance notice shall be provided by Landlord to Tenant as soon as reasonably possible, but in any event within ten (10) business days before the date the Premises shall be Ready for Occupancy.

         3.4 Delivery of Possession. Landlord shall make the Premises Ready for Occupancy on or before December 1, 1995 (subject to the provisions of Section 2.2), and, except as set forth in Section 3.7, Landlord shall not be subject to liability therefor if it cannot so deliver, nor shall such failure affect the validity of this Lease or the obligations of Tenant. If the office and warehouse portions of the Premises are not Ready for Occupancy by February 28, 1996, Tenant may, at Tenant's option with notice in writing to Landlord within ten (10) days thereafter, cancel this Lease ("Cancellation Right"). If notice of cancellation is not received by Landlord within such ten (10) day period, Tenant's right to cancel this Lease shall terminate and be of no further force and effect.

         3.5 Option to Extend. Provided that Landlord has not given notice of a material default which remains uncured on the part of Tenant, either at the time of exercise of the option to Extend or at the time the extended Term commences, Tenant shall have the option to extend ("Option to Extend") the Initial Term of this Lease for one (1) additional period of six (6) years ("Option Period") and except as may be provided elsewhere herein, on the same terms, covenants and conditions provided herein, except that upon such renewal the Monthly Rent due shall be equal to the Fair Market Rental Rate (as hereinafter defined); provided, however, the Option Period rent shall not be less than the Monthly Rent during the Initial term. In addition, there shall be no broker's commission payable by Landlord other than as agreed to by Landlord in writing, ie. no commission shall be payable as a result of Tenant's actions. Tenant shall exercise its option to extend for the Option Period by giving Landlord written notice ("Option Notice") of its intent to renew at least nine (9) months prior to the expiration of the Initial Term, and the failure by Tenant to give Landlord such Option Notice shall render the Option to Extend null and void.

         3.6 Penalty for Late Delivery. If Landlord has not delivered the Premises Ready for Occupancy by 5PM (PST) December 20, 1995, Landlord shall be liable for a penalty of Three Hundred Dollars ($300.00) per day for each day beyond December 20th that the warehouse has not been delivered. Tenant shall be compensated for the penalty in the form of free rent. Notwithstanding the above, the penalty initiation date shall be extended one day for each day of Tenant Delay as described in Section 13 of Exhibit D.

4.       RENT

          4.1 Rent. Subject to the adjustments, if any, set forth in the Work Letter Agreement attached hereto as Exhibit "C", Tenant shall pay to Landlord as rent for the Premises the Rent set forth herein.

          Month of Term                                  Monthly Rent
          -------------                                  ------------
          Months 1 - 72                                  $22,080 ($0.69 per RSF)

         4.2 Security Deposit. On execution of this Lease, Tenant shall deposit with Landlord $22,080.00 as a security deposit for the performance by Tenant of the provisions of this Lease. If Tenant remains in default upon written notice and failure to cure within five (5) business days, Landlord can use the security deposit, or any portion of it, to cure the default or to compensate Landlord for all damage sustained by Landlord resulting from Tenant's default. Tenant shall immediately on demand pay to Landlord a sum equal to the portion of the security deposit expended or applied by Landlord as provided in this Section so as to maintain the security deposit in the sum initially deposited with Landlord. If Tenant is not in default at the end of the fourth Lease Year, and if during the first four years of the Initial Lease Term, Tenant has not been in material default, and if Landlord has not given written notice more than three (3) times that rent has not been paid when due during said period, then within Ten (10) days of the end of the fourth Lease Year, Landlord shall refund Tenant's security deposit. If the security deposit has not been returned earlier, and if Tenant is not in default at the expiration or termination of this Lease, Landlord shall return the security deposit to Tenant. Landlord's obligations with respect to the security deposit are those of a debtor and not a trustee. Landlord shall not be required to hold the security deposit in a segregated fund. Landlord shall not be required to pay Tenant interest on the security deposit.

         4.3 Late Charge. If Tenant is in default in the payment of rent or any other amount due hereunder, upon written notice pursuant to this Lease, and if not cured within Five (5) business days of notice, Landlord may impose a late charge of five percent (5%) of the amount overdue. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. The amount of the late charge shall be added to the delinquent rent. Any dishonored check shall be treated as rent unpaid and shall be subject to late charges. A late charge shall only be assessed after written notice has been received by Tenant detailing the overdue rent, and the overdue rent has not been paid within five (5) days of Tenant's receipt of such notice, which notice may be sent by facsimile transmission with Tenant's receipt thereof to be confirmed by telephone.

    Initials:           /s/ TG                       /s/ FD
                        Landlord                   Tenant

         4.4 Lease Year. The term "Lease Year" as used in the Lease means as follows:

                           (a) The first Lease Year shall be the first twelve months of the Lease Term.

                           (b) Each succeeding Lease Year shall be a full year commencing on the anniversary date of the first Lease Year.

         4.5 Additional Rent. All other amounts of money to be paid by Tenant to Landlord shall be deemed additional rent.

         4.6 Adjustments. The Monthly Base Rent set forth herein has been agreed upon by the parties and is based upon the square footage for the Premises as estimated by Landlord. If, at any time prior to the Commencement Date, the approximate square footage of the Premises is adjusted pursuant to the provisions of Section 1.4, the Monthly Base Rent shall be adjusted accordingly upward or downward.

         4.7 Option Period. Rent for the Option Period shall be set at the then Fair Market Rental Rate for a similar industrial gross lease for warehouse/distribution office space for use as warehouse/distribution and office space. No later than fifteen (15) days of Tenant's exercising its option, Landlord shall give Tenant written notice of the proposed Fair Market Rental Rate broken down by the respective uses and the proposed rent for each. If Tenant does not agree, it shall inform Landlord within seven (7) days of receipt of Landlord's notice ("Tenant's Review Period"). If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date"), then the parties shall agree upon and jointly select, within ten (10) days, a single arbitrator agreed upon by the parties. Neither Landlord nor Tenant shall consult with such arbitrator as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited to determination of the Fair Market Rent taking into account the requirements of this Section 4.6., provided, however, the Fair Market Rent determined by the arbitrator shall be either the same as Landlord's or Tenant's final proposal, or between such final proposals subject to the minimum Monthly Rent as defined in Section 3.5. Such arbitrator may hold such meetings and require such input as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Rental Rate ("FMRR Data") and the other party may submit a reply in writing within ten (10) business days after receipt of such FMRR Data.

         The Arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Fair Market Rental Rate, or a Fair Market Rate between such proposals, and shall notify Landlord and Tenant of such determination.

         The decision of the Arbitrator shall be binding upon Landlord and Tenant, except as provided below.

         If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the Arbitrator shall be made by the American Arbitration Association or a comparable organization agreed upon by the parties.

         The cost of arbitration shall be paid by Landlord and Tenant equally. Notwithstanding the above, in no event shall the Option Period rent be less than the minimum monthly rent set forth in Section 3.5. After receipt of the final determination of the Fair Market Rental Rate by the arbitrator as set forth above, Tenant shall have seven (7) days to reaffirm or rescind its exercise of its Option to Extend. If written notice of the election by Tenant to rescind the exercise of its option to Extend is not delivered to Landlord within the seven
(7) day period, the exercise of the option shall be deemed affirmed. If Tenant shall elect to rescind the exercise of its Option to Extend as set forth above, then the Term of this Lease shall expire as set forth in this Lease; provided, however, that in the event Tenant shall elect to rescind as set forth herein, Landlord shall have the right for five (5) days to accept Tenant's initial proposed Fair Market Rental Rate, and, if Landlord accepts, the exercise of the option shall be deemed affirmed and the Rent for the option Period shall be Tenant's initial proposed Fair Market Rental Rate.

         For purposes of the Lease, the term "Fair Market Rental Rate" shall mean the annual amount per rentable square foot that a comparable landlord of comparable warehouse/distribution and office space in the Emeryville/Berkeley area would accept in Comparable Transactions. In any determination of Comparable Transactions, appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), length of the lease term, size and location of premises being leased, tenant improvement allowances, deferred or free rent periods and any other then customary tenant inducement provided with respect to comparable space and other generally applicable conditions of tenancy for such Comparable Transactions. Notwithstanding the preceding sentence, the Arbitrator shall not factor into his determination of Comparable Transactions and his ultimate determination of the Fair Market Rental Rate, more than Two Dollars ($2.00) in customary tenant inducements, including, but not limited to, tenant improvements allowances, deferred or free rent periods or any other customary tenant inducement. For example, if the Arbitrator determines that customary tenant inducements in Comparable Transactions equal $5.00, he shall only take into consideration $2.00. In addition, the Arbitrator shall have the right to take into account whether it is then customary to include rent "bumps" during comparable lease terms. The Arbitrator shall take into account that the Premises were built out as of the Commencement Date, do not consist of "shell" space and shall assume that additional modifications do not have to be made, except as required by law or as required by the Lease. Further, the Arbitrator shall not take into account any alterations, additions or improvements to the Premises paid for by Tenant.

         If the final determination of the Fair Market Rental Rate has not been made prior to the date on which Tenant's obligation to pay rent for the Option Period commences, then, from such date until the date the final determination is made ("Interest Period"), Tenant shall pay estimated rent for the Premises at the rate applicable to the Premises during the month immediately preceding such rent commencement date. Once the final determination of the Fair Market Rental Rate has been made, if the rent payable by Tenant for the Premises pursuant to the Fair Market Rental Rate exceeds the rent paid by Tenant during the Interest Period, Tenant shall pay the excess to Landlord concurrently with its next installment of Monthly Rent, and if the rent paid by Tenant during the Interest Period exceeds the rent payable by Tenant for the Premises pursuant to the Fair Market Rental Rate, Landlord shall credit the excess against the rent or other charges next coming due under the Lease.

5.       INSURANCE AND INDEMNITY

         5.1 Tenant's Liability Insurance. Tenant shall procure at its sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term either Comprehensive General Liability insurance or Commercial General Liability insurance applying to the use and occupancy of the Premises or the Building, or any part of either, or any areas adjacent thereto, and the business operated by Tenant, or any other occupant, on the Premises. Such insurance shall include Broad Form Contractual liability insurance coverage insuring all of Tenant's indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) and a general aggregate limit of Five Million Dollars ($5,000,000); provided, that Landlord, not more than once every two (2) years during the Initial Term and Option Term, if applicable, hereof and upon the advice of Landlord's insurance broker, and in consultation with Tenant's insurance broker, may require Tenant to increase its single limit liability and aggregate liability if within the reasonable discretion of the broker, and comparable landlords and comparable tenants in Alameda County are doing the same. All such policies shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord as an additional insured, to provide that such coverage shall be primary and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain endorsements: (a) deleting any employee exclusion on personal injury coverage; and (b) providing for coverage of employer's vehicle non-ownership liability. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds. Tenant shall also maintain Worker's Compensation insurance in accordance with California law, and employers liability insurance with a limit no less than $1,000,000 per employee and $1,000,000 per occurrence. Such coverage shall be endorsed to waive the insurer's rights of subrogation against Landlord. All coverages described in this Section shall be endorsed to provide Landlord with thirty (30) days, notice of cancellation or change in terms. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Section is, in Landlord's reasonable judgment, materially less than the amount or type of insurance coverage typically carried by comparable tenants of comparable buildings located in Alameda County, California, which are similar to and operated for similar purposes as the Premises,

Landlord shall have the right upon the advice of Landlord's broker, to require Tenant, not more than once every two (2) years, to increase the amount or change the types of insurance coverage required under this Section.

         5.2 Form of Policies. All insurance policies required to be carried under this Lease shall (a) be written by companies rated A-VII or better in "Best's Insurance Guide" and authorized to do business in California, and (b) name any parties with an insurable interest designated by Landlord as additional insureds. Tenant shall deliver to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies, certified copies of its insurance policies, or a certificate evidencing the same issued by the insurer thereunder, and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option (upon Tenant's failure to procure such insurance or to deliver such policies or certificates within fifteen (15) days following receipt of notice thereof from Landlord) and in addition to Landlord's other remedies in the Event of Default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Charges. Any insurance provided for in Sections 5.1 and 5.3 may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

                           (a) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

                           (b) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

                           (c) any such policy or policies shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant's improvements and property; and

                           (d) the requirements set forth in this Article 5 are otherwise satisfied.

         5.3 Insurance of Personalty. Tenant shall at all times during the Term, at its cost and expense, maintain in effect policies of insurance covering (a) its trade fixtures, personal property and equipment located on the Premises, in an amount not less than eighty percent (80%) of their actual cash value, providing protection against any peril included within the classification "Fire and Extended Coverage", together with insurance against sprinkler damage, vandalism and malicious mischief, and (b) all plate glass in the exterior walls of and inside the Premises. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the fixtures, equipment and plate glass so insured.

         5.4 Landlord to Insure Building. During the Term, Landlord shall carry the types of insurance, and with such policy limits, as protecting the Building and Landlord as are normally and customarily carried by comparable landlords of comparable buildings including the following: (a) Landlord shall maintain "All Risk" property insurance (including inflation endorsement sprinkler leakage endorsement, and, at Landlord's lender's option, earthquake and flood coverage on the Building covering one hundred percent (100%) of the full replacement cost valuation of the Building with a reasonable deductible included (provided, however, that the amount of property insurance that Landlord shall carry with regard to the shell of the Building shall be in accordance with at least the requirements of Landlord's lender), the Tenant Improvements (to the extent of Landlord's contribution to Tenant in connection therewith) and Landlord's personal property, excluding coverage of all Tenant's trade fixtures, personal property and equipment located on or in the Premises, (b) policy of commercial general liability and property damage insurance, (c) loss of rent insurance and
(d) workers' compensation insurance if Landlord has employees. Landlord shall provide Tenant with certificates of insurance within 10 days of purchase of the Building. Such insurance shall also include insurance against loss of rents on an "All Risk" basis in an amount equal to the Monthly Rent and additional rent payable under the Lease, for a period of at least six (6) months commencing on the date of loss. Such insurance shall name Landlord and its agents as additional insureds and include a lender's loss payable endorsement (Form 438
BFU) in favor of Landlord's lender, if any. If the insurance premium increases due to Tenant's use (other than uses PERMITTED BY this Lease) of the Premises, Tenant shall pay the full amount of the increase.

         5.5 Waiver of Liability. Landlord and Tenant each hereby waives the right of subrogation against the other and any and all rights of recovery against the other or against any other tenant or occupant of the Building or against the officers, partners in, employees, agents, representatives, customers and business visitors of, such other party or of such other tenant or occupant of the Building for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause insured against under any standard form of fire insurance policy with all permissible extension endorsements covering additional perils or under any other policy of insurance carried by such waiving party in lieu thereof.

         5.6 Indemnity. Except as hereinafter set forth, Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all claims, loss, proceedings, damages, causes of action, liability, costs or expense (including reasonable attorneys' fees) arising from or in connection with, or caused by (a) any willful act, omission or negligence of Tenant or any subtenant of Tenant, or their respective contractors, licensees, invitees, agents, servants or employees, wheresoever the same may occur, or (b) any use of the Premises, or any accident, injury, death or damage to any person or property occurring in, on or about the Premises, or any part thereof, and any service delivery facilities or any other portions of the Building used by Tenant, this indemnity shall not apply to and specifically excluding such claims, loss, proceedings, damages, causes of action, liability, costs or expense (including attorneys' fees) arising from or in connection with, or caused by, the negligence or willful misconduct of Landlord or its agents, contractors or employees.

         Notwithstanding the foregoing to the contrary, Tenant shall not be required to indemnify and hold Landlord harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys' fees or costs (collectively "Claims"), to any person, property or entity resulting from the negligent acts or omissions or willful misconduct of Landlord or its agents, contractors, servants, employees or licensees, in connection with Landlord's activities in the Building (except for damage to the Tenant Improvements and

Tenant's personal property, fixtures, furniture and equipment in the Premises, to the extent Tenant is required to obtain the requisite insurance coverage pursuant to the Lease) or the site, and Landlord hereby so indemnifies and holds Tenant harmless from any such Claims, including but not limited to Claims arising from any noncompliance of the Building and/or the site with any laws relating to disabled access, or Claims arising from the presence in the Premises, the Building and/or the site of hazardous substances, except to the extent such hazardous substances were placed in or on the Premises, the Building and/or the site by Tenant or Tenant's agents, contractors, servants, employees or licensees or other tenants of the Building (the "Exception") (Landlord's and Tenant's indemnity hereunder will survive the expiration of the Term of, or any termination of the Lease) as long as all tenants of the Building shall be treated equally with regard to the Exception. Provided, further, to the extent any damage or repair obligation is covered by insurance obtained by Landlord as part of Operating Expenses, but is not covered by insurance required to be maintained and carried by Tenant pursuant to the provisions of this Article 5 or actually carried by Tenant, then Tenant shall be relieved of its indemnity obligation up to the amount of the insurance proceeds which Landlord is entitled to receive. Tenant's agreement to indemnify and hold Landlord harmless pursuant to this Section 5.6 and the exclusion from Tenant's indemnity and Landlord's agreement to indemnify and hold Tenant harmless pursuant to this provision are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to the Lease to the extent that such policies cover the results of such acts, omissions or willful misconduct. If Landlord or Tenant has been or at any time hereafter is granted the right to self insure or if either party breaches this agreement by its failure to carry required insurance, such failure shall automatically be deemed to be a covenant and agreement by Landlord or Tenant, respectively, to self-insure to the full extent of such required coverage, with full waiver of subrogation.

         Notwithstanding the foregoing to the contrary, because Landlord is required to maintain insurance on the Building and because of the existence of waivers of subrogation set forth in Lease Section 5.5, Landlord hereby indemnifies and holds Tenant harmless from any loss, cost, liability, damage or expense

(including, but not limited to penalties, fines and actual attorneys' fees and costs) to any property outside of the Premises to the extent such loss, costs, liability, damage or expenses are covered by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, servants, employees or licensees. Similarly, since Tenant must carry insurance pursuant to Lease Section 5.1 to cover its personal property within the Premises, Tenant hereby indemnifies and holds Landlord harmless from any loss, cost, liability, damage or expense (including, but not limited to penalties, fines and actual attorneys' fees and costs) to any property within the Premises, to the extent such loss, costs, liability, damage or expenses are covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, servants, employees or licensees. In the event the Premises and/or the Building are damaged or destroyed and such damage or destruction is covered by insurance obtained by Landlord and not covered by insurance obtained by Tenant, Landlord shall, subject to any limitations imposed by Landlord's lender, use the proceeds of its insurance actually received by Landlord as compensation specifically paid for these purposes to repair the damage or destruction to the Premises and/or the Building, subject to any rights either Landlord or Tenant may have to terminate the Lease in the event such damage or destruction occurs.

         5.7 Landlord's Disclaimer. Landlord shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees or customers or any other person in or about the Premises or the Building caused by or resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other sources, unless any such injury or damage is caused by the negligence or, willful acts of Landlord or Landlord's agents, contractors, or employees. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of the Building.

6.   OPERATING EXPENSES-INDUSTRIAL GROSS LEASE

     6.1 Operating Expenses. Tenant understands and agrees that this is an Industrial Gross Lease. Tenant's share ("Tenant's Share") is hereby mutually agreed to be fifty three and 56/100 percent [53.56%, which percent shall represent the ratio of the RSF of the then occupied or deemed occupied portion of the Premises to the RSF of the Building and shall be confirmed by Landlord's space planner pursuant to Section 1.4 after the Premises are Ready for Occupancy. Tenant shall pay to Landlord, as Additional Rent, Tenant's Share of any increase in Operating Expenses over Base Year Operating Expenses. The Base Year shall be the first Lease Year and Landlord shall provide Tenant with a statement of Base Year Operating Expense within five (5) months of the Base Year end. Tenant's Share shall be confirmed in the Commencement Memorandum.

          (a) Definition. Subject to the exclusions and the amortization requirements set forth in (b) below, "Operating Expenses" shall include all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Building and Lot on which it stands and supporting facilities, including, without limitation: (i) all Impositions; (ii) premiums for insurance maintained by Landlord pursuant to Article 5; (iii) wages, salaries and related expenses and benefits of all employees/personnel of level of building manager or below engaged in operation, maintenance and security; provided, however, that if any such employees of Landlord provide services for more than one building of Landlord, then a prorated portion of their wages, benefits and taxes shall be included in Operating Expenses based on the pro-rata portion of their working time devoted to the Building; (iv) all supplies, materials and equipment rental used in operation; (v) all maintenance and repair, janitorial, trash removal, security and service costs to the extent provided by Landlord; (vi) legal and accounting expenses; (vii) repairs, replacements and general maintenance (excluding those paid for by proceeds of insurance or other parties and alterations attributable solely to tenants of the Building other than Tenant); (viii) all maintenance and repair costs, including sidewalks, landscaping, service areas, mechanical rooms and parking areas, Building exterior, driveways; (ix) amortization of capital improvements (over the useful life of the improvements); and (x) all charges for heat, water, gas, electricity and other utilities used or consumed in the Building and not directly charged to tenants, and; (xi) the cost of maintaining and repairing parking areas, entranceways, sidewalks to Building, etc.

          (b) Exclusions from Operating Expenses. Notwithstanding the foregoing, Operating Expenses shall not include the following:

               (I) Any ground lease rental;

                    (ii) Costs of items considered capital repairs,
               replacements, improvements and equipment under generally accepted, accounting principles consistently applied ("Capital Items"), except for (1) the cost of those Capital Items, together with interest at the actual interest rate incurred by Lessor, acquired to reduce Operating Expenses amortized over the useful life of such Capital Items;

                    (iii) Rentals for items (except when needed in connection
               with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in Subsection (ii) above (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

                    (iv) Costs incurred by Landlord for the repair of casualty damage to the Building;

                    (v) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupants' improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

                    (vi) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants; and

                    (vii) Marketing costs including, without limitation,
               leasing commissions, attorneys' fees in connection with the negotiation and preparation of deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

                    (viii) Expenses in connection with services or other
               benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

                    (ix) Costs incurred by Landlord due to the violation by
               Landlord or any tenant of the terms and conditions of any lease of space in the Building;

                    (x) overhead and profit increment paid to Landlord or to
               subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

                    (xi) Interest, principal, points and fees on debts or
               amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the site (except as permitted elsewhere in this Lease;

                    (xii) Landlord's general partnership overhead and general
               and administrative expenses;

                    (xiii) Costs (including in connection therewith all
               attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building and/or the Lot;

                    (xiv) Costs for sculpture, paintings or other objects of
               art;

                    (xv) Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants' signs;

                    (xvi) Electric power costs for which any tenant directly
               contracts with the local public service company;

                    (xvii) Costs arising from Landlord's charitable or political contributions;

                    (xviii) Costs incurred in connection with upgrading or
               otherwise making alterations, additions or improvements to the Building exterior or the Building foundation or structural elements to comply with disability, life, fire and safety or other codes, ordinances, statutes, or other laws in effect prior to the Commencement Date including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance;

                    (xix) Tax penalties incurred as a result of Landlord's
               negligence, inability or
               unwillingness to make payments and/or to file any tax or information returns when due;

                    (xx) Costs for which Landlord has been compensated by a
               management fee;

                    (xxi) Costs arising from the negligence or fault of other
               tenants or Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of building materials;

                    (xxii) Notwithstanding any contrary provision of the Lease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence of hazardous materials or substances (as defined by Applicable Laws in effect on the date of this Lease) in or about the Building or site including, without limitation, hazardous substances in the ground water or soil, not placed in the Premises, Building or Lot by Tenant, it's agents, employees, invitees, or customers;

                    (xxiii) Costs arising from earthquake insurance unless
               required by Landlord's lender;

                    (xxiv) Any other expenses which, in accordance with
               generally accepted accounting principles, consistently applied, would not normally be treated as Operating Expenses by landlords of Comparable Buildings.

                         (1) Landlord agrees that since one of the purposes of
                    passing thru Operating Expenses is to allow Landlord to require Tenant to pay for the pro-rata cost attributable to its Premises, Landlord agrees that (I)(Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the

                    Building, and (ii) Landlord shall make no profit from Landlord's collections of Operating Expenses except in the form of late charges or interest on amounts not paid when due. All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in other comparable buildings in the vicinity of the Building is to pay such assessments or premiums on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Operating Expenses as paid by Landlord; in no event, however, shall Landlord include any accrued interest (resulting from such assessments or premiums) in its computation of Operating Expenses.

                         (2) Each time Landlord provides Tenant with an actual
                    and/or estimated statement of Operating Expenses, such statement shall be itemized on a line item by line item basis, showing the applicable expense for the applicable year and the year prior to the applicable year.

          (c) Proration. Any Operating Expenses attributable to a period which falls only partially within the Term shall be prorated between Landlord and Tenant so that Tenant shall pay only that proportion thereof which the part of such period within the Term bears to the entire period;

          (d) Survival. Any such sum payable by Tenant which would not otherwise be due until after the date of the termination of this Lease, shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be determined by Landlord with an adjustment to be made once the exact amount is known;

          (e) Estimated Payments. Prior to the commencement of each of Landlord's accounting years of the Term, Landlord may reasonably estimate the Additional Rent payable by Tenant for such years pursuant to this provision and, commencing on the Commencement Date, Tenant shall pay to Landlord on the first of each month in advance, one-twelfth (1/12) of Landlord's estimated amount. At the end of each year there shall be an adjustment made to account for any difference between the actual and the estimated Operating Expenses for the previous year. Landlord shall provide Tenant with a statement of actual Operating Expenses ninety (90) days after year-end. In the event of any dispute regarding the amount due as Tenant's Share of Operating Expenses, Tenant shall have the right, not more often than once per calendar year, to audit the Operating Expenses and to retain an independent company to audit and/or review Landlord's records to determine the proper amount of Tenant's Share of Operating Expenses. If such audit or review reveals that Landlord has overcharged Tenant, then within five (5) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge plus interest at the Interest Rate. If the audit reveals that Tenant was undercharged, then within five (5) days after the results of such audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge plus interest thereon at the Interest Rate. If Landlord desires to contest such audit results, Landlord may do so by submitting the results of the audit to arbitration pursuant to Section 19.4 within five
     (5) days of receipt of the results of the audit, and the arbitration shall be final and binding upon Landlord and Tenant. Tenant agrees to pay the cost of such audit, provided that, if the audit reveals that Landlord's determination of Tenant's Share of Operating Expenses as set forth in any statement sent to Tenant was in error in Landlord's favor by more than five percent(5%) Landlord shall pay the cost of such audit. Landlord shall be required to maintain records of all operating Expenses and other Rent Adjustments for the entirety of the three-year period ("Review Period") following Landlord's delivery to Tenant of each actual statement setting forth Tenant's Share of Operating Expenses. The payment by Tenant of any amounts pursuant to Lease Article 6 shall not preclude Tenant from questioning the correctness of any actual statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto prior to the expiration of the Review Period shall be conclusively deemed Tenant's approval of the actual statement.

          In the event that any other tenant audits or reviews Operating Expenses and an adjustment is made, the results of such audit or review shall be sent to Tenant to allow Tenant to determine whether Tenant is to be permitted a corresponding adjustment.

          (f) Adjustment. Notwithstanding any provision herein to the contrary, in the event the Building is not fully occupied during any full calendar year of the Term, including the Base Year, an adjustment shall be made in computing Operating Expenses for such year so that the same shall be computed for such year as though the Building had been at least ninety-five percent (95%) occupied during such year. Operating Expenses shall not include any costs and expenses related to comparable equipment used solely for other tenants' premises.

          (g) Operating Expenses for Equipment Used Solely for Tenant. If any equipment is used solely for the Premises, e.g., HVAC units ("Equipment"), then any Operating Expenses due entirely to such Equipment, e.g., maintenance costs, shall be apportioned entirely to Tenant in calculating Operating Expenses.

     6.2 Impositions. Subject to the exclusions and the amortization requirements set forth in 6.1(b), real estate taxes and all other taxes relating to the Premises and/or the Building or the Lot, including, but not limited to, license fees, city business tax, rent tax or levy, all other taxes which may be levied in lieu of real estate taxes, all assessments, assessment bonds, levies, fees and other governmental charges (including, but not limited to, charges for traffic facilities improvements, water service studies and improvements, and fire service studies and improvements) or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purpose which are assessed, levied, confirmed, imposed or become a lien upon the Premises or Building or Lot or become payable during the Term to the extent that same are attributable to any Lease Year or portion thereof shall collectively be referred to as "Impositions."

          (a) Installment Election. In the case of any Impositions which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Landlord shall elect to cause such bonds to be issued or cause such assessment to be paid in installments over the maximum period permitted by law and only such installments as are due annually shall be included in the Operating Expenses.

          (b) Limitation. Nothing contained in this Lease shall require Tenant to pay any franchise, estate, inheritance or succession transfer tax of Landlord, or any income, profits or revenue tax or charge, upon the net income of Landlord from all sources; provided, however, that if at any time during the Term under the laws of the United States Government or the State of California, or any political subdivision thereof, a tax or excise on rent, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or a portion thereof, the same shall be included as Impositions.

          (c) Sale or Transfer of the Property. Notwithstanding any other provision of Article 6, during the first three (3) years of the Initial Term (but not including the final three years or the Option Period), Tenant shall not be responsible for paying any increase of or reassessment in real estate taxes solely attributable to (i) an increase in the assessed value of the Building and Land (the "Property") based upon Change of Ownership as defined in Revenue and Taxation Code Section 61 or from major alterations, improvements, modifications or renovations to the Building or Land, or (ii) any action, including without limitation, judicial action or action by initiative, which serves to repeal, modify and/or limit the application of
     Article XIIIA of the California Constitution (otherwise known as Proposition 13);

     provided, however, this exclusion shall not apply to any lender which forecloses on the Property or takes a deed-in-lieu of foreclosure or any transferee of such a lender (or any subsequent transfer thereafter).

          (d) Personal Property Taxes. Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other personal property placed in and upon the Premises by Tenant.

          (e) Reassessment for Tenant Improvements. Any increase in real property taxes as the result of reassessment of the Property based upon the construction by Tenant of any improvements made after the Tenant Improvements or Landlord's Improvements shall be charged to Tenant.

     6.3 Utility Services.

          (a) Tenant to Pay. Except for those utility charges attributable to the Building exterior and parking and drive areas (which are Operating Expenses), e.g., exterior lights connected to the Building electric meter and in light of the fact that the Premises are separately metered for utilities, Tenant shall pay directly to the provider all charges for gas, sewer, electricity, telephone, heating, trash removal and other utility services (except water) used by Tenant in the Premises during the Term. If any such charges are not paid when due, Landlord, upon ten (10) days, prior notice to Tenant and failure by Tenant within such ten (10) day period to pay such charges, may pay the same, and any amount so paid by Landlord shall thereupon become due to Landlord from Tenant as Additional Rent.

          (b) Landlord's Election to Furnish. If Landlord shall elect to furnish any utility service to the Premises, Tenant shall pay the cost of any such utilities based upon the actual usage of the utilities) by Tenant without a profit to or overhead charge by Landlord ("Actual Cost"). In order to determine the actual usage, Landlord shall submeter the particular utility, e.g. gas. If any rationing of utilities occurs (e.g. water), allocation shall be made based upon the pro rata square footage which Tenant occupies in the Building, or such other basis as may be required by the provider of the services.

          (c) Interruption of Services. Except as set forth in Section 18.22, Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished the Premises, provided Landlord acted diligently and in good faith to provide such services and diligently and promptly acts to remedy any interruption in the supplying of the same, and no such failure or interruption shall entitle Tenant to terminate this Lease.

7.   MAINTENANCE, REPAIRS AND ALTERATIONS

     7.1 (a) Landlord's Responsibility. Subject to the provisions of Section 7.2, Landlord shall, during the Term, keep in good order, condition and repair (comparable with other similar buildings in the vicinity of the Building) the landscaping, parking lot and driveway area, all structural components of the Building, including the floor slab and plumbing in the slab, mechanical ducts, the electrical system up to, but not including, the panel connecting to Tenant's transformer, the sprinkler system, the plumbing system, pipes, lines and drains up to the exterior wall(s) of the Premises, which are not the responsibility of Tenant or other tenants; the foundations, exterior walls (excluding the interior surface of exterior walls and excluding all windows, doors and plate glass), skylights, downspouts, gutters and roof, except for any damage thereto caused by negligent act or omission of Tenant or its agents, contractors, employees or invitees, and except for reasonable wear and tear. All of the costs incurred by Landlord in performing its responsibilities under this Section shall be included in Operating Costs except those costs which are expended for maintenance or repair of items which are exclusively for Tenant's or a tenant's use, which costs shall be billed to the tenant which is using the equipment or system.

          (b) Tenant's Right to Make Repairs. If Tenant provides written notice (or oral notice, which oral notice may be by facsimile transmission with receipt thereof to be confirmed by telephone, in the event of an emergency such as damage or destruction to or of a structural component, or any electrical, plumbing, mechanical or telecommunications system of or in the Building or the Premises and said item shall be Landlord's responsibility to so repair (including but not limited to damage to the roof, or exterior window or door)) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance (excluding therefrom any repair obligation of the utility company), and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than twenty-one (21) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days' notice to Landlord specifying that Tenant is taking such required action (provided, however, that no such second notice shall be required in the event of an emergency, and if such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such ten (10) day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action plus interest thereon at the Interest Rate (as hereinafter defined in Section 18.3). In the event Tenant takes such action, and such work will affect the Building Systems (including, without limitation, any intra building network cable) or the structural integrity of the Building or the roof of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such systems unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor licensed for the trade involved which normally and regularly performs similar work in Class A Buildings. Further, if Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from rent payable by Tenant under the Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of the Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive) or that the action was unwarranted, then Tenant shall not be entitled to such deduction from rent, but as Tenant's sole remedy, Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution by the selection of an arbitrator to resolve the dispute, which arbitrator shall be selected and qualified pursuant to the procedures set forth in Section 19.4 and whose costs shall be paid for by the losing party, unless it is not clear that there is a "losing party," in which event the costs of arbitration shall be shared equally.

     7.2 Tenant's Responsibility. Tenant shall, during the Term, keep in good order, condition and repair the non-structural portion of the Premises and every part thereof, including, without limitation, all plumbing pipes and fixtures in the Premises, HVAC equipment whether located inside or outside the Premises, electrical and lighting facilities and equipment within the Premises, fixtures, interior walls and interior surface of exterior walls, ceilings, floors and floor coverings, windows, doors, plate glass, entrances and vestibules located within the Premises and all telecommunication and networking equipment. Tenant shall paint the interior office and demising walls as often as may be required to keep the Premises neat and attractive. Tenant shall provide all janitorial services necessary to keep the Premises in a clean, good and sanitary condition.

     If Tenant fails to perform its obligations under this Paragraph 7.2, notwithstanding any other provisions hereof, Landlord may, at its option, after ten (10) days' written notice to Tenant and failure by Tenant to so perform in such ten (10) day period, enter upon the Premises and put the same in first-class condition and repair and the cost incurred by Landlord in connection therewith shall be reimbursed by Tenant as additional rent with interest thereon at the Interest Rate from the date such cost shall be incurred by Landlord until the date Tenant shall reimburse Landlord for such cost.

     7.3 Condition Upon Surrender. On the last day of the Term, or on any sooner termination, unless agreed otherwise in writing by Landlord, Tenant shall remove its personal property and trade fixtures (those paid for by Tenant) from the Premises, surrender the Premises to Landlord in the same condition as on the Commencement Date, ordinary wear and tear and damage by fire, the elements or any other cause beyond the control of Tenant excepted.

     7.4 Improvements by Tenant. Tenant shall not, without prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed and which consent shall be provided by Landlord pursuant to the receipt by Landlord of a five (5) business days' notice from Tenant, make any alterations, improvements, remodeling or additions to the Premises or to fixtures installed therein in accordance with approved fixture plans, or mark, paint, drill or in any way deface any portion of the Premises. Tenant may, however, make nonstructural alterations to the Premises without Landlord's prior written consent and without notice to Landlord. Landlord shall have the right at all reasonable times to post and keep posted on the Premises such notices of non-responsibility as Landlord may deem necessary for the protection of Landlord from mechanic's liens and materialmen's liens. All alterations and improvements shall be installed at Tenant's sole expense, in compliance with all applicable laws, permit requirements and any covenants, conditions or restrictions of record, by a licensed contractor, shall be done in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date, and shall not interfere with access to other tenants in the Building. All alterations and improvements made by Tenant (excluding Tenant's trade fixtures and personal property paid for by Tenant) shall be and become the property of Landlord upon installation and shall not be deemed Tenant's personal property. Notwithstanding any other provisions of this Lease, Tenant shall be solely responsible for the maintenance and repair of any alterations and improvements made by it to the Premises.

     7.5 Sanitary Condition. Tenant shall keep the Premises at all times in a neat, clean and sanitary condition, shall neither commit nor permit any waste or nuisance thereon, and shall keep the walks and parking areas free from Tenant's waste or debris.

8.   FIXTURES AND PERSONAL PROPERTY

     8.1 Fixtures and Personal Property. Tenant, at Tenant's expense, may install any trade fixtures, equipment and furniture in the Premises; provided, that such items are installed and are removable without damage to the structure of the Building. Landlord reserves the right to reasonably approve or disapprove of window coverings or treatments visible from outside the Premises on wholly aesthetic grounds based on a uniform program which Landlord shall have instituted for the Building. Such improvements must be submitted for Landlord's written approval prior to installation, or Landlord may remove or replace such items at Tenant's sole expense. Said trade fixtures, equipment and furniture shall remain Tenant's property and shall be removed by Tenant upon expiration of the Term, or earlier termination of this Lease or at any time during the Term hereof. Tenant shall repair, at Tenant's sole expense, all damage to exterior walls, roof or slab caused by the installation or removal of trade fixtures, equipment, furniture or temporary improvements. If Tenant fails to remove the foregoing items on termination of this Lease, Landlord may keep and use them or remove any or all of them at Tenant's cost and cause them to be stored or sold in accordance with applicable law.

9.   USE AND COMPLIANCE WITH LAWS

     9.1 General Use and Compliance with Laws. Tenant shall only use the Premises for the Permitted Uses specified in the Basic Lease Information and for no other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, Landlord shall have the right within its sole discretion to refuse to allow a use if it includes the use of Hazardous Materials.

Tenant shall, at Tenant's sole cost and expense, comply with all of the requirements of municipal, county, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to Tenant's use of the Premises, Building, parking and drive areas and secure any necessary permits. Tenant, in Tenant's use and occupancy of the Premises, shall not subject the Premises to any use which would tend to damage any portion thereof or which shall in any way increase the existing rate of any insurance on the Building (unless Tenant shall elect to pay such increase in premiums) or any portion thereof or cause any cancellation of any insurance policy covering the Building or portion thereof. Notwithstanding the above, if a change in any law, ordinance or regulation requires that the Lot, Building or Premises be modified in order for Tenant to continue to occupy the Premises for the Permitted Uses, then in such case Tenant shall be responsible for the cost of such modification.

     9.2 Signs. Tenant shall not install any sign on the exterior of the Building without Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed. Any exterior sign shall conform to and be approved in accordance with the City of Berkeley's Sign Ordinance. Prior to submission to the City for approval, Tenant shall submit its written Plans to Landlord for approval. Any sign placed by Tenant on the Premises or Building shall be installed at Tenant's sole cost and expense, and shall contain only Tenant's name, or the name of any affiliate of Tenant actually occupying the Premises and the company logo, and no advertising matter. Tenant shall remove any such sign upon termination of this Lease and shall return the portion of the Premises affected by the placement or removal of the sign(s) to their condition prior to the placement or erection of said sign(s).

     9.3 Parking and Parking Access. Any governmental charges or surcharges or other monetary obligations imposed relative to parking rights with respect to the Premises, Building and parking area shall be considered as Impositions and shall be payable by Tenant under the provisions of Article 6 hereinabove. Landlord shall not charge for parking. Tenant shall have the right, in common with other tenants and occupants of the Building, and their customers, invitees and guests, to park in the Building's parking facilities ("Parking Facilities") without charge subject to the reasonable and non-discriminatory terms and conditions, as may from time-to-time be established by Landlord. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right in its reasonable and non-discriminatory discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among tenants, subtenants, customers and invitees. Landlord shall not discriminate against Tenant in the exercise of any of its rights under this Article. Landlord shall make available to the tenants of the Building at a minimum that number necessary to satisfy the City of Berkeley parking requirements for parking as of the date this Lease is executed seven (7) days per week, every day of the year in the Parking Facilities. Should Landlord provide reserved, segregated, preferred, priority, or block parking to other tenants, the same shall be made available to Tenant on a pro-rata basis.

     9.4 Floor Load. Tenant shall not place a load upon any portion of the floor of the Premises in excess of 300 psi.

     9.5 Truck Pickup and Deliveries. All truck deliveries to and from the Premises, except for mail and small packages, shall be made from the loading docks which access the Premises and so as to cause the minimum amount of interference with the business of other tenants. Trucks shall not park or load or unload in the Parking Facilities, nor shall they block the drive areas and ingress and egress for vehicles. Landlord reserves the right to post signs regulating truck access to and from the Building and Lot so long as such regulation does not discriminate against Tenant.

     9.6 Hazardous Materials. Except for ordinary and general office supplies typically used in the ordinary course of business within offices (some or all of which may constitute Hazardous Materials pursuant to the terms of this Section 9.6) and which supplies shall be used by Tenant for their prescribed uses in accordance with the highest standard as may be customary for office use, Tenant shall not cause or permit the escape, disposal or release of any biologically or chemically active or other substances or materials which are classified or deemed hazardous by any agency or are defined as hazardous under any local, state, or federal environmental statue or regulation, or as defined in CERCLA (42 U.S.C. subsections 9601(23) and (24))("Hazardous

Materials"). Tenant shall not allow the storage or use of such Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such Hazardous Materials, nor allow to be brought into the Building or onto the Property any such Hazardous Materials, except to use in the ordinary course of Tenant's business, and then, except for ordinary office supplies, only after written notice is given to Landlord of the identity of such Hazardous Materials. In addition, Tenant shall execute certificates, representations and the like from time-to-time at Landlord's lender's request or at a prospective buyer's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials in the Premises or on the Property not caused by Landlord or persons acting under Landlord (including, but not limited to, all costs of dealing with all governmental agencies with jurisdiction, testing, reporting, monitoring, remediation, clean-up or disposal for such Hazardous Materials) occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

     Landlord shall indemnify Tenant in the manner elsewhere provided in this Lease from any liability which Tenant may have as the result of any release of Hazardous Materials in the Building or on the Property (including, but not limited to, all costs of, dealing with all government agencies with jurisdiction, testing, reporting, monitoring, remediation, clean-up or disposal for such Hazardous Materials) caused by Landlord or persons acting under Landlord, but excluding any tenant or person acting under a tenant. Landlord hereby represents and warrants that as of the date hereof, to the best of Landlord's knowledge i.e. that of the partners constituting Landlord, there are no Hazardous Materials on or about the Premises, the Building or the Lot which are above the levels permitted by the California Environmental Protection Agency and other agencies with jurisdiction, and applicable Laws. If Tenant knows or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises or the Building, other than as previously consented to by Landlord, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, license, claim, action or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill release, discharge of, or exposure to, such Hazardous Substance including but not limited to all such documents or statements as may be involved in any Reportable Use involving the Premises.

10.  DAMAGE AND DESTRUCTION

     10.1 Reconstruction. If the Premises are damaged or destroyed during the Term, Landlord shall, provided that repairs thereto can be made within one hundred eighty (180) days after the date of such damage or destruction and to the extent that insurance proceeds are available therefor and are not applied by any lender against payment of an existing loan on the Building or Lot, except as hereinafter provided, diligently repair or rebuild them to the same or higher standard in which they existed immediately prior to such damage or destruction. Notwithstanding the foregoing, as provided in Section 10.4 below, Landlord shall bear a portion of the amount by which insurance proceeds shall not be available to repair such damage or destruction to a maximum amount of $50,000.

     10.2 Rent Abatement. Monthly Rent and any Additional Rent due and payable hereunder shall be abated proportionately, during any period in which, by reason of any such damage or destruction, Tenant reasonably determines that there is substantial interference with the operation of Tenant's business in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with a substantial completion by Landlord of the work of repair or reconstruction which Landlord is obligated to do in accordance with the provisions herein. If it be determined by Tenant in its reasonable determination that continuation of business is not practical pending reconstruction, Rent due and payable hereunder shall abate to the extent of proceeds from rental loss insurance until reconstruction is substantially completed or until business is totally or partially resumed, whichever is the earlier; provided, however, this limitation on rental abatement to the extent of rental loss insurance shall only be effective if Landlord carries such insurance and it is in effect at the time of the damage or destruction.

     10.3 Excessive Damage or Destruction. If the Premises is damaged or destroyed to the extent that Landlord, based upon its contractor's advice, determines that it cannot, with reasonable diligence, be fully repaired or restored by Landlord within one hundred eighty (180) days after the date of the damage or destruction, Landlord or Tenant may elect to terminate this Lease. Notwithstanding the fact that the Premises have been damaged or destroyed, Landlord, based upon the advice of its contractor, shall determine whether the Building can be fully repaired or restored within the one hundred eighty (180) day period, and Landlord's determination shall be binding upon Tenant. Landlord shall notify Tenant of its determination, in writing, within forty-five (45) days after the date of the damage or destruction. If Landlord determines that the Building can be fully repaired or restored within the one hundred eighty
(180) day period, or if it is determined that such repair or restoration cannot be made within said period but Landlord does not elect to terminate within forty-five (45) days from the date of said determination, Tenant may terminate this Lease by giving Landlord notice within the earlier of fifteen (15) days after the forty-five (45) day period or after receiving notice from Landlord that it cannot repair within the requisite period and elects not to terminate. In the event neither Landlord nor Tenant shall elect to terminate this Lease as set forth above, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible and the Monthly Rent and Additional Rent shall abate as set forth above.

     10.4 Uninsured Casualty. Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building in excess of Fifty Thousand Dollars ($50,000) which is not fully covered by the available insurance proceeds received by Landlord under the insurance policies required to be carried by Landlord under Article 5 hereinabove, Landlord may terminate this Lease by written notice to Tenant, given within thirty (30) days after the date of notice to Landlord that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and the Building shall be repaired and rebuilt in accordance with the provisions for repair set forth in this Article 10. Notwithstanding the above, Tenant shall have the option for fifteen (15) days after receipt of Landlord's termination notice to contribute the additional sums over Fifty Thousand dollars ($50,000) which is not fully covered by the available insurance proceeds received by Landlord under the insurance policies required to be carried by Landlord under
Article 5 hereinabove necessary to repair and rebuild the Building in which case Landlord shall proceed to restore the Building as required herein. Said contribution by Tenant shall not be deemed a loan or entitle Tenant to any interest in the Building. Notwithstanding anything to the contrary contained in this Article 10, if the Premises are damaged or destroyed, and (I) Landlord shall not elect to terminate this Lease by reason thereof, (ii) under the provisions of this Article 10, Landlord shall not be obligated to repair such damage or destruction (whether by reason of any application of insurance proceeds by any lender or otherwise) and (iii) Landlord shall not in fact repair such damage or destruction, then Tenant shall have the right to terminate this Lease by written notice to Landlord.

     10.5 Waiver. With respect to any destruction which Landlord is obligated to repair or may elect to repair under the terms of this Article 10, Tenant hereby waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law to tenants, including, but not limited to, Civil Code Sections 1932(2) and 1933(4), except as expressly otherwise provided herein.

11.  EMINENT DOMAIN

     11.1 Automatic Termination. If the entire Premises or the Building, or so much of either as to make the Premises not reasonably adequate for the conduct of Tenant's business (including the accommodation of all of Tenant's employees and equipment comfortably therein) notwithstanding restoration by Landlord as hereinafter provided, shall be taken under the power of eminent domain, this Lease shall automatically terminate as of the date on which the condemning authority takes possession.

     11.2 Rent Abatement. In the event of any taking of the Premises under the power of eminent domain which does not so result in a termination of this Lease, the Monthly Rent payable hereunder shall be equitably reduced, effective as of the date on which the condemning authority takes possession, in an amount based upon Tenant's ability to use and enjoy the remaining portion of the Premises for its intended purposes under this Lease, which shall include all of Tenant's precondemnation uses, using Tenant's proportion of floor area as indication of Tenant's ability to use and enjoy the remaining Premises. Landlord shall promptly, at its expense, restore the portion of the Premises not so taken to as near its former condition as is reasonably possible, and this Lease shall continue in full force and effect. In the event that the remaining portion of the Premises is not fully restored to the former condition of the Premises, Tenant will have the right to terminate this Lease as of the date on which the condemning authority takes possession of the condemned portion of the Premises upon thirty (30) days' prior written notice to Landlord.

     11.3 Condemnation Award. Any award for taking of all or any part of the Premises or the Building under the power of eminent domain shall be the property of Landlord, whether such award shall be made as compensation for the diminution in value of the leasehold or for taking of the fee. Nothing contained herein, however, shall be deemed to preclude Tenant from obtaining any award to Tenant for loss of or damage to Tenant's business, "goodwill" or trade fixtures and in connection with Tenant's relocation, displacement, inability to relocate or the removal of personal property. Landlord will cooperate with Tenant if Tenant seeks to recover such amounts, in the same action or a separate action.

     11.4 Sale Under Threat of Condemnation. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes under this Article.

12.  DEFAULTS; REMEDIES

     12.1 Defaults. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant ("Event of Default"):

          (a) The failure by Tenant to timely make any payment of Rent, Additional Rent or other payment required to be made by Tenant hereunder, such failure continuing for a period of five (5) business days after written notice of such failure.

          (b) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in (a) above, where such failure shall continue for a period of thirty (30) days after written notice from Landlord; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within such thirty (30) day period and thereafter diligently prosecute such cure to completion.

          Any such notice under these sub-paragraphs (a) and (b) shall not be in lieu of, but in addition to, any notice required under California Code of Civil Procedure Section 1161.

     12.2 Remedies. Upon an Event of Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

          12.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect rent when due.

          12.2.2 Landlord, if an Event of Default shall have occurred, may terminate Tenant's right to possession of the Premises at any time by giving written notice to that effect and, at Tenant's expense, relet the Premises or any part thereof, including, without limitation, broker's commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession. On termination, Landlord has the right to remove all Tenant's personal property, signs and trade fixtures and store same at Tenant's cost and to recover from Tenant as damages:

               (a) The worth at the time of award of unpaid rent and other sums due and payable which had been earned at the time of termination; plus

               (b) The worth at the time of award of the amount by which the unpaid rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus

               (c) The worth at the time of award of the amount by which the unpaid rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus

               (d) Any other amount necessary which is to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by
          Landlord: (I) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

               (e) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time-to-time by the laws of the State of California.

               The "worth at the time of award" of the amounts referred to in Sections 12.2.2(a) and 12.2.2(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The "worth at the time of award" of the amount referred to in Section 14.2.2(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          12.2.3 Landlord may, with the appropriate order from a Court of competent jurisdiction, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

          12.2.4 No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of any such right or remedy or of any default by Tenant hereunder.

          12.2.5 Notwithstanding any other provision of subsection 12.2, Landlord shall not have the right to exercise its rights under the Unlawful Detainer provisions of the Civil Code of Procedure Section 1161 et seq for the nonpayment of amounts which do not constitute monthly rent, eg. Operating Expense reimbursements, unless the non monthly rent monetary payments claimed by Landlord are included in an Unlawful Detainer action for nonpayment of monthly rent.

     12.3 Default by Landlord. Except in emergencies, Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation promptly and within thirty (30) days after written notice by Tenant to

Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion.

13.  ASSIGNMENT AND SUBLETTING

     13.1 Assignment and Subletting: Prohibition. Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease, in whole or in part, nor sublet all or any part of the Premises, without the prior written consent of Landlord in each instance, which shall not be unreasonably withheld or delayed. Tenant shall submit each proposed assignment or sublease agreement to Landlord for Landlord's approval. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, including Tenant's obligation to pay Rent and Additional Rent hereunder. Any purported assignment or subletting contrary to the provisions hereof without consent shall be void. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. Provided, it shall be reasonable for Landlord to refuse to consent to a proposed assignment or subletting if the proposed use is not a use generally comparable to the use of comparable space in the Building, or if the proposed assignee or sublessee shall require the use of parking in excess of the number of parking spaces normally used by Tenant, or if the proposed assignee will use any Hazardous Materials in or about the Premises except those used in normal office use. Notwithstanding the above, upon prior written notice to Landlord (but without receipt of Landlord's consent), Tenant may assign or sublet or permit occupancy of the Premises to or by any person or entity controlling, controlled by, or under common control (directly or indirectly) with Tenant or anyone who buys Tenant's business at the Premises and continues to operate the business of Tenant or to any entity which acquires all or part of Tenant, or which is acquired in whole or in part by Tenant so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of the Lease.

     13.2 Bonus Rental. If for any assignment or sublease, Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or in case of the sublease of a portion of the Premises (not including space sharing as permitted above), in excess of such Rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments required to be made by Tenant hereunder are appropriately taken into account ("Profits"), Tenant shall pay to Landlord, as Additional Rent hereunder, forty percent (40%) of the Profits received by Tenant promptly after its receipt.

     13.3 Scope. The prohibition against assigning or subletting contained in this Article shall be construed to include a prohibition against any assignment or subletting by operation of law. If this Lease be assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the immediately preceding paragraph, but no such assignment, subletting occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

     13.4 Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to any assignee or sublessee, or failure by Landlord to take action against any assignee or sublessee, Tenant waives notice of any default of any assignee or sublessee and agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.

     13.5 Release. Whenever Landlord conveys its interest in the Building, Landlord shall be automatically released from the further performance of covenants on the part of Landlord herein contained; and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease after the effective date of said release. The effective date of said release shall be the date the assignee executes an assumption of such an assignment whereby the assignee expressly agrees to assume, as of the date of the assignment, all of Landlord's future obligations, duties, responsibilities and liabilities with respect to this Lease. If requested, Tenant shall execute a form of release and such other documentation as may be required to further effect the provisions of this Article 13.

14.  OFFSET STATEMENT, ATTORNMENT AND SUBORDINATION

     14.1 Offset Statement. Within twenty (20) days after receipt of request therefor by Landlord, or if on any sale, assignment or hypothecation by Landlord of Landlord's interest in the Building, or any part thereof, an offset statement shall be required from Tenant, Tenant shall deliver, in recordable form, a certificate (Estoppel Certificate) to any proposed mortgagee or purchaser, and to Landlord, certifying (if such be the case) that this Lease is in full force and effect; the date of Tenant's most recent payment of Rent, the amount of any security deposit or prepaid rent paid by Tenant, and that Tenant, to the best of Tenant's knowledge, has no defenses or offsets outstanding, or stating those claimed by Tenant, that Landlord to the best of Tenant's knowledge (if such be the case) is not in default under any provision of the Lease and any other information reasonably requested. Upon Tenant's failure to deliver said statement in time, Landlord and Landlord's lender or any prospective buyer of the Building may deem the following as true and rely on such and it shall be conclusive upon Tenant that: (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder, and (c) no more than one period's Base Rent has been paid in advance.

     Landlord hereby agrees to provide to Tenant an Estoppel Certificate signed by Landlord, containing the same types of information, and within the same periods of time, as are set forth above, except such changes as are reasonably necessary to reflect that the Estoppel Certificate is being granted and signed by Landlord to Tenant or Tenant's lender, assignee or sublessee, rather than from Tenant to Landlord or to a lender or purchaser.

     14.2 Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by the Landlord, its successors or assigns, encumbering the Premises, or any part thereof, or in the event of termination of a ground lease, if any, and if so requested, attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as the Landlord under this Lease.

     14.3 Subordination & Non-Disturbance. The rights of Tenant hereunder are and shall be, at the election of the mortgagee, subject and subordinate to the lien of such mortgage, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Building, and to all advances made or hereafter to be made upon the security thereof; provided, however, that notwithstanding such subordination, so long as Tenant is not in default under any of the terms, covenants and conditions of this Lease with any applicable cure period having expired, neither this Lease nor any of the rights of Tenant hereunder upon Tenant's covenanting that Tenant is not in default hereunder with any applicable cure period having expired, shall be terminated or subject to termination by any trustee's sale, any action to enforce the security, or by any proceeding or action in foreclosure. If requested, Tenant agrees to execute whatever documentation may be reasonably required to further effect the provisions of this Article.

     Landlord agrees to provide Tenant with commercially reasonable non-disturbance agreement(s) in favor of Tenant from any Superior Mortgagee(s) of Landlord who later come into existence at any time prior to the expiration of the Term of the Lease in consideration of, and as a condition precedent to, Tenant's agreement to be bound by Lease Section 14.3.

      14.4 Financial Statements. If Landlord desires to finance, refinance or sell the Premises or the Building, or any part thereof, Tenant and all Guarantors shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such Guarantors as may be reasonably required by such lender or purchaser, including but not limited to, Tenant's financial statements for the past 3 years. All such financial statements shall be received by Landlord and such Lender or purchaser in confidence and shall be used only for the purposes herein set forth.

15. NOTICES

      15.1 Notices. All notices required to be given hereunder shall be in writing (except for notice required under the Unlawful Detainer Statutes, which shall be given according to law) and mailed postage prepaid by certified or registered mail, or air courier, return receipt requested, by personal delivery, or by facsimile transmission followed by confirmation of receipt by telephone with the hard copy immediately forwarded by first class mail to the appropriate address indicated below or at such other place or places as either Landlord or Tenant may, from time to time, respectively, designate in a written notice given to the other. Notices shall be deemed sufficiently served on the date of facsimile transmission, or four (4) days after the date of mailing thereof, or upon personal delivery, or one day after deposit with an overnight/next day courier.

       To Landlord:             Thomas J. Gram
                                Fourth Street Partners
                                5800 Shellmound St., Suite 210
                                Emeryville, CA 94608
                                FAX:    (510) 652-1967

       To Tenant:               DaMert Company, Inc.
                                1609 Fourth Street
                                Berkeley, CA.
                                Att: Fred DaMert
                                FAX: (510)

      In the event Landlord shall so designate by written notice to Tenant the name and address of any beneficiary of a deed of trust or mortgagee covering the Premises, Tenant shall also send to such beneficiary a copy of any notice claiming non-performance or default sent by Tenant to Landlord.

16. SUCCESSORS BOUND

      16.1 Successors Bound. This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives and their respective assigns, subject to the provisions hereof. Whenever in this Lease a reference is made to the Landlord, such reference shall be deemed to refer to the person in whom the interest of the Landlord shall be vested, and Landlord shall have no obligation hereunder as to any claim arising after the transfer of its interest in the Premises if such vested person or entity shall have assumed the obligations of Landlord hereunder as of such date. Any successor or assignee of the Tenant who accepts an assignment or the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions thereof. Nothing herein contained shall be deemed in any manner to give a right of assignment to Tenant without the written consent of Landlord, except as set forth in Article 13.

17. INTENTIONALLY OMITTED.

18. MISCELLANEOUS

      18.1 Waiver. No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts.

      18.2 Easements. Landlord reserves the right to (a) alter the boundaries of the Lot and (b) grant easements on the Lot and dedicate for public use portions thereof without Tenant's consent; provided, however, that no such grant or dedication shall materially interfere with Tenant's use of and access to the Premises or with Tenant's ingress to and egress from the Building.

      18.3 Interest. Any amount due from Tenant to Landlord, or from Landlord to Tenant, hereunder which is not paid when due shall bear interest at the then-prime/reference rate of Bank of America NT & SA, plus four (4) percentage points, or the maximum rate allowed by law, if applicable, whichever is less, from ten (10) days after notice of amount due is given, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

      18.4 No Light. Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

      18.5 Partnership and Corporate Authority.

            (a) The persons executing the Lease on behalf of Tenant covenant and warrant that they are officers of Tenant and have been duly authorized and directed to execute this Lease on Tenant's behalf; further, Tenant shall deliver to Landlord a duly adopted resolution of the Board of Directors of Tenant, and certified by the Secretary of the corporation, authorizing the corporation to enter into this Lease and authorizing and directing the President to execute the Lease on behalf of the corporation.

            (b) The person executing the Lease behalf of Landlord covenants and warrants that he is the General Partner of Landlord and is authorized to execute this Lease on Landlord's behalf.

      18.6 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the

Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

      18.7 Limitation of Landlord's Liability. The obligations of Landlord under this Lease shall constitute personal obligations of the individual general partners of Landlord only up to a combined total of $100,000 during the Initial Term and Option Period, and beyond that amount Tenant shall look solely to the real estate that is the subject of this Lease and to no other assets of Landlord, its partners or their personal assets for satisfaction of any liability in respect of this Lease.

      18.8 Lease Guaranty. Concurrently with execution of this Lease, Fred DaMert ("Guarantor") will execute a Lease Guaranty. Under this Lease and the Lease Guaranty, the Guarantor shall be personally liable, jointly and severally, for all of Tenant's obligations arising during the Lease Term, provided, however, the Lease Guaranty shall not apply to the Option Period. If during the Initial Term, Tenant is sold or Guarantor sells its entire interest in Tenant, and another individual with comparable net worth and liquidity executes a Lease Guaranty in the same form, then Guarantor shall be released from all liability under the Lease Guaranty. Further, if at the end of the fourth Lease Year of the Lease, Tenant is not in material default under the Lease, and if the financial condition of Tenant is as strong or stronger than that of the company at the end of fiscal year 1995, then Guarantor shall be released from this Guaranty.

      18.9 Time. Time is of the essence of every provision hereof.

      18.10 Attorneys' Fees. In any action or proceeding, in connection with or arising out of this Lease, which the Landlord or the Tenant may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party therein agrees to pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees, to be fixed by the court, and said costs and attorneys' fees shall be made a part of the judgment in said action.

      18.11 Captions and Article Numbers. The captions, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent or such sections or articles of this Lease nor in any way affect this Lease.

      18.12 Severability. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      18.13 Applicable Law. This Lease, and rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of California.

      18.14 Submission of Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for leasing the Premises. This document shall become effective and binding only upon execution and delivery hereof by Landlord. No act or omission of any employee or agent of Landlord or of Landlord's broker shall alter, change, or modify any of the provisions hereof.

      18.15 Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the Term of this Lease, unless otherwise agreed to in writing, such holding over shall constitute and be construed as tenancy from month-to-month only, at a monthly rent equal to one hundred fifty percent (150%) of the Monthly Rent owed during the final year of the Term of this Lease as the same may be extended from time to time. This inclusion of the preceding sentence shall not be construed as Landlord's permission for Tenant to hold over.

      18.16 Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good order, condition and repair, except for reasonable wear and tear or as otherwise provided in Articles 7, 10 and 11. Tenant shall not commit or allow any waste or damage to be committed on any portion of the exterior walls, roof or slab. All, property that Tenant is required to surrender shall become Landlord's property upon the termination of this Lease. Landlord may cause any of said personal property that is not removed from the Premises within thirty (30) days after the date of any termination of this Lease to be removed from the Premises and stored at Tenant's expense, or, at Landlord's election said personal property thereafter shall belong to Landlord without the payment of any consideration, subject to the rights of any person holding a perfected security interest therein.

      18.17 Rules and Regulations. At all times during the Term, Tenant shall comply with rules and regulations ("Rules and Regulations") for the Building and the Lot, as set forth in Exhibit "D" (and such amendments as Landlord may reasonably adopt), attached hereto and by this reference made a part hereof. Tenant hereby acknowledges that Tenant shall not use in excess of Tenant's pro rata share of the Building's total parking spaces as more particularly set forth in Section 9.3. Landlord agrees that the Rules and Regulations of the Building, attached to the Lease as Exhibit "D", shall not be changed or revised or enforced in any unreasonable way by Landlord, nor enforced or changed by Landlord in such a way as to interfere with the Permitted Uses. In the event any other tenant or occupant of the Building fails to comply with the Rules and Regulations, and such non-compliance unreasonably interferes with Tenant's use of the Premises, Landlord shall use reasonable efforts to make such other tenants and/or occupants comply with the Rules and Regulations.

      18.18 No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

      18.19 Broker. Tenant warrants that it has had no dealings with any real estate broker or agent other than Grubb and Ellis Commercial Real Estate Services ("Broker") in connection with the negotiation of this Lease, and that it knows of no other real estate broker or agent who is entitled to any commission or finder's fee as a result of representing Tenant in connection with this Lease. Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, reasonable attorneys' fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of Tenant's dealings with any real estate broker or agent other than Broker. Landlord shall indemnify Tenant for and hold Tenant harmless from and against any and all claims of any person (including Landlord's broker) other than Tenant's broker making a claim based on its representation and/or alleged representation of Landlord in connection with this Lease and all liabilities arising out of or in connection with such claim. Landlord shall be responsible for payment of a commission as set forth in its agreement with CB Commercial Real Estate.

      18 .20 Landlord's Right to Perform. Upon Tenant's failure to perform any obligation of Tenant hereunder, including without limitation, payment of Tenant's insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligations of Tenant with prior notification to Tenant on behalf of Tenant and failure by Tenant to perform within thirty (30) days following receipt of notice thereof. Tenant shall reimburse Landlord the actual cost of Landlord's performing such obligation on Tenant's behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest thereon at the Interest Rate.

      18.21 Mortgage Protection. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless
(a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises whose address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or of judicial foreclosure, if such should prove necessary to effect a cure. The foregoing shall not apply to the termination of the Lease pursuant to Section 3.4.

      18.22 Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for fifteen(15) consecutive business days or thirty (30) days in any twelve (12) month period (the "Eligibility Period") as a result of any damage or destruction to the Premises or any repair, maintenance or alteration performed by Landlord after the Commencement Date and required by the Lease, which interferes with Tenant's use of the Premises, or the failure of any utility for any cause except that of Tenant or anyone acting under Tenant, or because of an eminent domain proceeding or because of the presence of hazardous substances in, on or around the Building, the Premises or the site which could, in Tenant's business judgment and taking into account the standards, guidance and recommendations included in the definition of Applicable Laws (as set forth in Section 19.2) with respect to hazardous substances, pose a health risk to occupants of the Premises, then Tenant's rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence. If Tenant's right to abatement occurs during the Rent Abatement Period, such Rent Abatement Period shall be extended for the number of days that the abatement period overlapped the Rent Abatement Period ("Overlap Period"). Landlord shall have the right to extend the expiration date for a period of time equal to the Overlap Period if Landlord sends a notice to Tenant of such election within ten (10) days following the end of the extended Rent Abatement Period. If Tenant's right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Premises or Tenant's property, Tenant's abatement period shall continue until Tenant has been given sufficient time, and sufficient access to the Premises, to rebuild the portion of the Premises it is required to rebuild, to install its property, furniture, fixtures, and equipment and to move in over one (1) weekend. To the extent Tenant is entitled to abatement because of an event covered by Lease Sections 10 [Damage & Destruction] or 11 [Eminent Domain], then the Eligibility Period shall not be applicable.

      Subject to the provisions above, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent herein reserved be abated by reason of any failure to furnish or delay in furnishing any services required to be provided by Landlord when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Building, or the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Building.

      18.23 Location of Outdoor Equipment. Tenant shall not locate any equipment on the roof unless equipment space inside the Premises or on the south side of the building is unavailable. Further, Tenant shall not locate any equipment at any other location outside the Premises without Landlord's written consent. Tenant shall cover any of its roof equipment if required by the City of Berkeley.

      18.24 Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created or Tenant's rights hereunder.

      18.25 Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum thereof without the consent of the other.

      18.26 Entire Agreement. This Lease and the Exhibits hereto set forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, Building and Lot, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

      18.27 Roof Penetration. All roof penetrations necessary for any additional improvements which Tenant wishes to make in addition to the Tenant Improvements to be installed by Landlord shall be made, at Tenant's option, by Landlord's contractor or a contractor approved in writing by Landlord. All such costs incurred by Landlord shall be charged to Tenant, and Tenant shall reimburse Landlord within thirty (30) days of receipt of Landlord's invoice.

      18.28 Landlord's Representations. Landlord represents to Tenant that: (a) the Building and Lot are zoned for Tenant's use as described in the Basic Lease Information; and (b) to the best of Landlord's knowledge, there is no asbestos or other Hazardous Materials in the Building, and if any is found during construction, it shall be removed by Landlord at Landlord's expense.

19. ADDITIONAL PROVISIONS

      19.1 Arbitration. With the exception of the arbitration provisions which shall specifically apply to Section 4.6 (Fair Market Rental Rate) and the provisions of the Unlawful Detainer provisions under applicable California Civil Code which shall apply in the event of the non-payment by Tenant of Monthly
Base Rent and additional rent pursuant to the terms of this Lease, the provisions of this Section 19.4 contain the sole and exclusive method, means and procedure to resolve any and all disputes or disagreements arising out of or in connection with this Lease, including whether any particular matter constitutes, or with the passage of time would constitute, an event of default ("Event of Default"): The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section. Any and all attempts to circumvent the provisions of this Section shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration to determine whether it would, with the passage of time, constitute an Event of Default, such passage of time shall not commence to run until any such affirmative determination, so long as it is simultaneously determined that the challenge of such matter as a potential Event of Default was made in good faith, except with respect to the payment of money. With respect to the payment of money, such passage of time shall not commence to run only if the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made "under protest," which shall occur when such payment is accompanied by a good-faith notice stating why the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in the following:

                  (a) Arbitration Panel. Within ten (10) days after delivery of written notice ("Notice of Dispute") of the existence and nature of any dispute given by any party to the other party, and unless otherwise provided herein in any specific instance, the parties shall apply to the American Arbitration Association for resolution of the dispute by a three member panel,

                  (b) Duty. Consistent with the provisions of this Section, the members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute or disagreement submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of thirty (30) days after the appointment of the members of the Arbitration Panel. None of the members of the Arbitration Panel shall have any liability whatsoever for any acts or omissions performed or omitted in good faith pursuant to the provisions of this Section.

                  (c) Authority. The Arbitration Panel shall (i) enforce and interpret the rights and obligations set forth in the Lease to the extent not prohibited by law, (ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, and (iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue, and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but shall not award consequential damages to either party and shall not award punitive damages except in situations involving knowing fraud or egregious conduct condoned by, or performed by, the person who, in essence, occupies the position which is the equivalent of the chief executive officer of the party against whom damages are to be awarded), the awarding of reasonable attorneys' fees and costs to the prevailing party as determined by the Arbitration Panel in its sole and absolute discretion, and the issuance of injunctive relief. If the party against whom the award is issued complies with the award, within the time period established by the Arbitration Panel, then no Event of Default will be deemed to have occurred, unless the Event of Default pertained to the non-payment of money by Tenant or Landlord, and Tenant or Landlord failed to make such payment under protest.

                  (d) Appeal. The decision of the Arbitration Panel shall be final and binding, may be confirmed and entered by any court of competent jurisdiction at the request of any party and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud on the part of the Arbitration Panel, or on the basis of a mistake as to the applicable law. The Arbitration Panel shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction.

                  (e) Compensation. Each member of the Arbitration Panel shall be compensated for any and all services rendered under this Section according to the schedule set by the American Arbitration Association. Such compensation and reimbursement shall be borne by the nonprevailing party as determined by the Arbitration Panel in its sole and absolute discretion.

      It is the understanding of the parties hereto that in the event a dispute or disagreement between Landlord and Tenant shall involve the type and amount (as may be amended by applicable laws) that could come under the jurisdiction of the local small claims court, the parties shall submit such dispute or disagreement to such small claims court for resolution. The decision of the small claims court shall be final and binding on the parties hereto.

      19.2 Premises Security. Subject to Landlord's reasonable approval,
Tenant shall be entitled, at its sole cost, to install its own security systems for the Premises, which shall be located within the Premises and which shall not interfere with the Building Systems. Landlord shall not be required to provide security or security services for the Premises or the Building.

      19.3 When Payment Is Due. Whenever a payment is required to be made by one party to the other under the Lease, but a specific date for payment or a specific number of days within which payment is to be made is not set forth in the Lease, or the words "immediately," "promptly" and/or "on demand," or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the party which is entitled to such payment sends written notice to the other party demanding such payment.

      19.4 Lease Guaranty. The obligations of Tenant under this Lease have been guaranteed pursuant to a Lease Guaranty executed by Fred DaMert on the same date as this Lease.

      19.5 Right of First Refusal. Tenant shall have the first right ("First Right of Refusal") to rent any portion(s) of the Building which become available after the initial tenancy(ies) for the remainder of the Building terminate, subject to options and renewals. Tenant's First Right of Refusal shall be triggered by receipt of written notice from Landlord that the space is available or will be available, in which case the rent and term will be those for which Landlord is currently offering the space.

Tenant shall have 10 business days to exercise its First Right. If Tenant does not exercise its First Right, it shall be triggered again by Landlord's execution of a non binding letter of intent with a prospective tenant. Tenant shall have 10 business to exercise its first right by accepting the terms set forth in the non binding letter of intent. If Tenant does not exercise its First Right of Refusal, Landlord shall have the right to enter into any lease arrangement it elects, whether in conformity with the non binding letter of intent or on more favorable terms to the tenant. If Tenant exercises its right to match another offer, and that offer includes a tenant improvement allowance which is unnecessary for Tenant's needs, the parties shall work out an alternative arrangement whereby Tenant will receive free rent to make up for the free allowance and Landlord will receive the effective rent for which it bargained.

       IN WITNESS WHEREOF, the Parties have executed this Lease as of the date first above written.



"Landlord"                                "Tenant"

CEDAR/FOURTH STREET PARTNERS,            DAMERT COMPANY,
  a California Partnership                 a California subchapter S
                                             corporation
By: /s/ Thomas Gram                      By: Fred DaMert
    --------------------------               -------------------------------
                                                its President
      Thomas J. Gram
Its:  General Partner


     -------------------------

      Edmund B. Taylor, Jr.
Its:  General Partner'

                                   EXHIBIT "A"
                           PROPERTY LEGAL DESCRIPTION
                                (To Be Attached)

                                  DESCRIPTION

Page 1                                                     Order No. 105689 MEW

CITY OF BERKELEY

PARCEL ONE:

THE NORTHWESTERN 100 FEET OF BLOCK "G", ACCORDING TO MAP OF TRACT "B" OF THE BERKELEY L. T. & I. ASSOCIATION, FILED FEBRUARY 4, 1876, IN THE OFFICE OF THE COUNTY RECORDER OF SAID ALAMEDA COUNTY, AND OF RECORD IN MAP BOOK 19, PAGE 79.

PARCEL TWO:

BEGINNING AT A POINT ON THE EASTERLY LINE OF 4TH STREET, DISTANT THEREON 100 FEET SOUTHERLY FROM THE SOUTHERLY LINE OF CEDAR, FORMERLY HOLYOKE STREET; RUNNING THENCE SOUTHERLY ALONG SAID EASTERLY LINE OF 4TH STREET, 51.25 FEET; THENCE AT RIGHT ANGLES EASTERLY, 125 FEET; THENCE AT RIGHT ANGLES NORTHERLY,
51.25 FEET; THENCE AT RIGHT ANGLES WESTERLY, 125 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF BLOCK "G", AS SAID BLOCK IS SHOWN ON THE "MAP OF TRACT B OF THE BERKELEY L. T. I. ASSOCIATION," FILED FEBRUARY 4, 1878, IN BOOK 19 OF MAPS, PAGE 79, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY.

PARCEL THREE:

BEGINNING AT A POINT ON THE WESTERN LINE OF 5TH STREET, DISTANT THEREON 201 FEET, 3 INCHES NORTHERLY FROM THE INTERSECTION THEREOF, WITH THE NORTHERN LINE OF VIRGINIA STREET, FORMERLY FOLSOM STREET, AS SAID STREETS ARE SHOWN ON THE MAP HEREIN REFERRED TO; RUNNING THENCE NORTHERLY ALONG SAID LINE OF 5TH STREET, 75 FEET; THENCE AT RIGHT ANGLES WESTERLY, 150 FEET; THENCE AT RIGHT ANGLES SOUTHERLY, 75 FEET; AND THENCE AT RIGHT ANGLES EASTERLY, 150 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF BLOCK "G", ACCORDING TO THE "MAP OF TRACT 'B' OF THE BERKELEY L. T. I. ASSOCIATION," FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS, PAGE 79, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY.

PARCEL FOUR:

BEGINNING AT A POINT ON THE EASTERN LINE OF 4TH STREET, DISTANT THEREON SOUTHERLY, 251 FEET, 3 INCHES, FROM THE POINT OF INTERSECTION THEREOF, WITH THE SOUTHERN LINE OF CEDAR STREET, FORMERLY HOLYOKE STREET, AS SAID STREETS ARE SHOWN ON THE MAP HEREIN REFERRED TO; RUNNING THENCE SOUTHERLY ALONG SAID LINE OF 4TH STREET, 100 FEET, MORE OR LESS, TO A POINT ON SAID LINE OF 4TH STREET, DISTANT THEREON NORTHERLY 251 FEET, 3 INCHES, FROM THE POINT OF INTERSECTION THEREOF, WITH THE NORTHERN LINE OF VIRGINIA STREET, FORMERLY FOLSOM STREET, AS SAID STREETS ARE SHOWN ON SAID MAP; THENCE EASTERLY, PARALLEL WITH SAID LINE OF VIRGINIA STREET, 100 FEET; THENCE NORTHERLY, PARALLEL WITH SAID LINE OF 4TH STREET, 100 FEET, MORE OR LESS, TO A POINT THAT WOULD BE INTERSECTED BY A LINE DRAWN EASTERLY FROM THE POINT OF BEGINNING AND AT RIGHT ANGLES TO SAID LINE OF 4TH STREET; AND THENCE WESTERLY ALONG THE LINE SO DRAWN, 100 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF BLOCK "G", ACCORDING TO THE "MAP OF BLOCK 'B' OF THE BERKELEY L. T. I. ASSOCIATION," FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS, PAGE 79, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY.

                                  DESCRIPTION

Page 2                                                     Order No. 105689 MEW

PARCEL FIVE:

PORTION OF BLOCK "G", AS SAID BLOCK IS SHOWN ON THE "MAP OF TRACT 'B' OF THE BERKELEY L. T. I. ASSOCIATION," FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS, PAGE 79, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY, DESCRIBED AS
FOLLOWS:

BEGINNING AT A POINT ON THE EASTERN LINE OF 4TH STREET, DISTANT THEREON SOUTHERLY 151.25 FEET FROM THE INTERSECTION THEREOF, WITH THE SOUTHERN LINE OF CEDAR, FORMERLY HOLYOKE STREET, AS SAID STREETS ARE SHOWN ON THE MAP HEREIN REFERRED TO; RUNNING THENCE SOUTHERLY ALONG SAID LINE OF 4TH STREET, 100 FEET; THENCE AT RIGHT ANGLES EASTERLY, 100 FEET; THENCE AT RIGHT ANGLES NORTHERLY, 100 FEET; THENCE AT RIGHT ANGLES WESTERLY, 100 FEET TO THE POINT OF BEGINNING.

PARCEL SIX:

BEGINNING AT A POINT ON THE WESTERN LINE OF 5TH STREET, DISTANT THEREON 276 FEET, 3 INCHES NORTHERLY FROM THE INTERSECTION THEREOF WITH THE NORTHERLY LINE OF VIRGINIA STREET, FORMERLY FOLSOM STREET, AS SAID STREETS ARE SHOWN ON THE MAP HEREIN REFERRED TO; RUNNING THENCE NORTHERLY ALONG SAID LINE OF 5TH STREET, 75 FEET; THENCE AT RIGHT ANGLES WESTERLY, 150 FEET; THENCE AT RIGHT ANGLES SOUTHERLY, 75 FEET; THENCE AT RIGHT ANGLES EASTERLY, 150 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF BLOCK "G", AS SAID BLOCK IS SHOWN ON THE "MAP OF TRACT 'B' OF THE BERKELEY L. T. I. ASSOCIATION," FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS, PAGE 79, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY.

PARCEL SEVEN:

PORTION OF BLOCK "G", AS SAID BLOCK IS SHOWN ON MAP OF "TRACT B OF THE BERKELEY
L. T. I. ASSOCIATION," FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS, PAGE 79, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE WESTERN LINE OF 5TH STREET, DISTANT THEREON SOUTHERLY 151.25 FEET FROM THE INTERSECTION THEREOF WITH THE SOUTHERN LINE OF CEDAR, FORMERLY HOLYOKE STREET, AS SAID STREETS ARE SHOWN ON THE ABOVE MAP; RUNNING THENCE SOUTHERLY ALONG SAID LINE OF 5TH STREET, 101.41 FEET; THENCE AT RIGHT ANGLES WESTERLY, 150 FEET TO A LINE DRAWN PARALLEL WITH THE EASTERN LINE OF 4TH STREET, AS SHOWN ON SAID MAP, AND DISTANT AT RIGHT ANGLES 100 FEET EASTERLY THEREFROM; THENCE AT RIGHT ANGLES ALONG THE LINE SO DRAWN NORTHERLY,
101.41 FEET; THENCE AT RIGHT ANGLES EASTERLY, 150 FEET TO THE POINT OF
BEGINNING.

PARCEL EIGHT:

BEGINNING AT A POINT ON THE WESTERN LINE OF 5TH STREET, DISTANT THEREON 151 FEET, 3 INCHES NORTHERLY FROM THE POINT OF INTERSECTION THEREOF, WITH THE NORTHERN LINE OF VIRGINIA STREET, FORMERLY FOLSOM STREET; AND RUNNING THENCE NORTHERLY ALONG SAID LINE OF 5TH STREET, 50 FEET; THENCE AT RIGHT ANGLES WESTERLY, 150 FEET; THENCE AT RIGHT ANGLES SOUTHERLY, 50 FEET; AND THENCE AT RIGHT ANGLES EASTERLY, 150 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF BLOCK "G", AS SAID BLOCK IS SHOWN ON THE "MAP OF TRACT B OF THE BERKELEY L. T. I. ASSOCIATION," FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS,

                                  DESCRIPTION
Page 3                                                   Order No. 105689   MEW

AT PAGE 79, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY.

PARCEL NINE:

BEGINNING AT A POINT ON THE WESTERN LINE OF 5TH STREET, DISTANT THEREON, 100 FEET SOUTHERLY FROM THE SOUTHERN LINE OF CEDAR STREET (FORMERLY HOLYOKE STREET); RUNNING THENCE SOUTHERLY ALONG SAID LINE OF 5TH STREET, 27 FEET; THENCE AT A RIGHT ANGLE WESTERLY, 125 FEET; THENCE AT A RIGHT ANGLE NORTHERLY, 27 FEET; AND THENCE AT A RIGHT ANGLE EASTERLY, 125 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF BLOCK "G", AS SAID BLOCK IS SHOWN ON THE "MAP OF TRACT 'B' OF THE BERKELEY L.T.I. ASSOCIATION, ETC.,", FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS, PAGE 79, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY.

PARCEL TEN:

THAT PORTION OF BLOCK G, OF "MAP OF TRACT B OF THE BERKELEY L.T.I. ASSOCIATION," FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS, AT PAGE 79, RECORDS OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE WESTERLY LINE OF 5TH STREET, DISTANT THEREON 127 FEET SOUTHERLY FROM THE SOUTHERLY LINE OF CEDAR, FORMERLY HOLYOKE STREET; THENCE SOUTHERLY ALONG SAID LINE OF 5TH, STREET 24-1/4 FEET; THENCE AT RIGHT ANGLES WESTERLY, 125 FEET; THENCE AT RIGHT ANGLES NORTHERLY, 24-1/4 FEET; THENCE AT RIGHT ANGLES EASTERLY, 125 FEET TO THE POINT OF BEGINNING.

PARCEL ELEVEN:

THAT PORTION OF BLOCK G OF "MAP OF TRACT B OF THE BERKELEY L.T.I. ASSOCIATION, ETC.," FILED FEBRUARY 4, 1876, IN BOOK 19 OF MAPS, AT PAGE 79, RECORDS OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE WESTERN LINE OF 5TH STREET, DISTANT THEREON 101 FEET NORTHERLY FROM THE NORTHERN LINE OF VIRGINIA, FORMERLY FOLSOM STREET, AS SHOWN ON SAID MAP; THENCE NORTHERLY ALONG SAID WESTERN LINE OF 5TH STREET, 50 FEET, 3 INCHES; THENCE WESTERLY, PARALLEL WITH SAID LINE OF VIRGINIA STREET, 125 FEET TO A LINE DRAWN PARALLEL WITH THE EASTERN LINE OF 4TH STREET, AS SHOWN ON SAID MAP, AND DISTANT 125 FEET EASTERLY THEREFROM, MEASURED ALONG SAID NORTHERN LINE OF VIRGINIA STREET; THENCE SOUTHERLY, PARALLEL WITH SAID LINE OF 4TH STREET, 50 FEET, 3 INCHES; THENCE EASTERLY, PARALLEL WITH SAID LINE OF VIRGINIA STREET, 125 FEET TO THE POINT OF BEGINNING.

ASSESSOR'S PARCEL NO. 057-2116-020-03

                             Map of Tract B of the
                       Berkeley Land and Town Improvement
                                  Association


                                     [MAP]



                "Important: This plat is not a survey. It is merely furnished as a convenience to locate the land in relation to adjoining streets and other lands and NOT to guarantee any dimensions, distances, bearings, or acreage."

                                  EXHIBIT "B"

                        BUILDING FLOOR PLAN AND PREMISES

                                [To Be Attached]

                                  EXHIBIT "C"

                               PRELIMINARY PLANS

                                [To Be Attached]

                                   EXHIBIT B


                                  [FLOORPLAN]